Exhibit 10.65

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

INCENTIVE DEFERRED COMPENSATION AGREEMENT

This agreement is made effective                         , 200        , at Columbus, Ohio, by and between State Auto Property & Casualty Insurance Company, a South Carolina corporation (the “Company”), and                         , an employee of the Company (“Participant”).

Background Information

A. It is the desire of the Company to assist the Participant in providing for his retirement through the use of a deferred compensation arrangement, and to encourage the Participant to continue employment with the Company until retirement age.

B. The Company is willing to provide such supplemental retirement benefits to the Participant out of its general assets, provided he satisfies the requirements of this agreement for such benefits, as an incentive for the Participant to continue his employment relationship with the Company.

C. Participant also desires to defer and postpone a portion of the compensation to be earned for services to be rendered in the balance of the current year and in subsequent years of employment from time to time thereafter, and, in consideration of the performance of future services for the Company by the Participant, the Company is willing to permit the Participant to defer and postpone a portion of such compensation, on the terms and subject to the conditions of this agreement.

AGREEMENT

The Company and the Participant acknowledge the accuracy of the foregoing background information and agree as follows:

ARTICLE I—EMPLOYMENT

§1.1 Employment. The Company agrees to employ the Participant and the Participant agrees to serve the Company in such capacity as the Company may designate from time to time, and on such terms and conditions as the Company in its sole discretion may request, until terminated by either party, or on such terms as may be set forth in a separate written employment agreement between the parties, if any.

§1.2 Compensation. The Company shall pay the Participant during the term of his employment hereunder such salary and such other compensation as may be specifically provided for under any written employment agreement between the parties, or, if none, as the Company may from time to time determine. As additional incentive compensation and supplemental retirement income, the Company shall also pay the benefits provided in Article III, below, to the Participant provided he satisfies all the requirements and conditions set forth in this agreement to be entitled to such benefits.

§1.3 Rights Preserved. Nothing in this agreement shall be construed to confer upon the Participant the right to continue in the employment of the Company, or to require the Company to continue the employment of the Participant. The employment relationship between the Company and the Participant shall be “at will” and may be terminated at any time by the Company or the Participant with or without cause, except as may otherwise be specifically provided in any written employment agreement between the parties.

ARTICLE II—DEFERRED COMPENSATION ACCUMULATIONS

§2.1 Deferral and Matching Values. Within 30 days of the effective date of this agreement, and not later than any subsequent December 31 of each year throughout the term of this agreement, the Participant and the Company may, by mutual written agreement, provide for deferred and postponed payment of a percentage of the Participant’s Compensation which otherwise would be paid during the balance of the initial or next calendar year, as applicable, of employment for services to be rendered in that year. Whether the Participant is eligible to elect such a deferral during any calendar year is determined by the Company, in its discretion, and the eligibility of the Participant during one year does not affect eligibility in subsequent years. The Participant shall continue as a participant during any ineligible years, but shall be treated as inactive. The amount to be deferred shall be that as set forth on the Deferral Election Form, which is hereby incorporated by reference. The minimum amount which may be deferred by the Participant during an active year is 1% of Compensation less the amount deferrable through the State Auto Insurance Companies Capital Accumulation Plan (the “Qualified Plan”). For this purpose, “Compensation” includes only salary, commission, and bonus payments made to the Participant for personal services rendered to or for the Company during the year, or contributed to this Plan under §2.2. or to the Qualified Plan on behalf of the Participant pursuant to a salary deferral election, and does not include other cash or noncash compensation, expense reimbursements, or fringe benefits provided to the Participant. The Company will credit the deferred compensation amount agreed to for the next calendar year to the Participant’s Accumulations from time to time as the deferred amounts otherwise would have been earned by the Participant or, in the case of amounts initially deferred to the Qualified Plan which are refundable due to limitations applicable to such Plan, at the time the refund would have been made but for an election hereunder to defer said amounts to this Plan. Amounts credited to the Participant’s Accumulations due to such voluntary deferral elections, as adjusted for real or hypothetical earnings or losses as set forth in §2.2 below, shall be referred to as the “Deferral Value.”

In addition, the Company will credit a matching amount to the Participant’s Accumulations equal to the same rate of match applicable to salary deferrals under the Qualified Plan for the year. “Caps” on the match under the Qualified Plan will also apply to the match under this Agreement with the match under this Agreement being offset by the match to the Qualified Plan to the extent duplicative. The Company’s matching amounts credited to the

Participant’s Accumulations, as adjusted for real or hypothetical earnings or losses as set forth in §2.2 below, shall be referred to as the “Matching Value.”

§2.2 Record of Accumulations. Solely for the purpose of measuring the amount of the Company’s obligations to the Participant or his beneficiaries under this agreement, the Company will maintain a separate bookkeeping record of the Deferral Value and the Matching Value (jointly, the Participant’s “Accumulations”). Subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Company, in its discretion, may either credit a hypothetical earnings rate to the Participant’s balance of Accumulations for the year, or may actually invest an amount equal to the amount credited to the Participant’s Accumulations from time to time in an account or accounts in its name in the investment options (as defined in the Plan), which investment options may include some or all of those used for investment purposes under the Qualified Plan, as determined by the Company in its discretion. If such separate investment options are made available, the Participant may be permitted to direct the investment with such investment options of the portion of the Company’s accounts allocable to him under this agreement in the same manner he is permitted to direct the investment of his account in the Qualified Plan, except that certain of the investment options may not be available options under this agreement and the Plan. The Company is not obligated to make these or any other particular investment options available, however, if investments are in fact made.

Subject to Section 409A of the Code, the Company will credit the Participant’s Accumulations with hypothetical or actual earnings or losses at least annually based on the earnings rate declared by the Company or the performance results of the investment option(s) chosen pursuant to the Company’s or the Participant’s directions, and shall determine the fair market value of the Participant’s Accumulations based on the bookkeeping record or the fair market value of the portion of the investment option(s) representing the Participant’s Accumulations. The determination of the earnings, losses or fair market value of the Participant’s Accumulations may be adjusted by the Company to reflect its payroll, income or other taxes or costs associated with this agreement, as determined by the Company in its sole discretion.

ARTICLE III—BENEFITS

§3.1 Eligibility for Benefits—Vesting. The Participant or his beneficiaries shall be entitled to benefits from the Company as set forth in this Article III only upon satisfaction of the vesting requirements of this section. The Participant shall not be fully vested in and entitled to benefits hereunder with respect to his Matching Value Accumulations until completion of five (5) years of service for the Company. A “Year of Service” for vesting purposes means a period of twelve consecutive calendar months during which the Participant was employed by the Company. Years of Service shall be calculated from the Participant’s hire date and anniversaries thereof. The Participant shall also become 100% vested in his Matching Value Accumulations upon retirement, or upon his death or Total Disability prior to retirement or other termination of service, regardless of his years of service for the Company.

“Total Disability” under this agreement shall mean a physical or mental condition which totally and presumably permanently prevents the Participant from engaging in his usual occupation or any occupation for which he is qualified by reason of training, education, or experience. The Company shall determine the existence of a Total Disability in its sole discretion and may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of a Total Disability.

If the Participant terminates employment with the Company for any reason other than death, retirement or Total Disability, prior to the date he has retired or completed five Years of Service as defined above, all rights of the Participant, his designated beneficiaries, executors, administrators, or any other person to receive benefits with respect to his Matching Value Accumulations under this agreement shall be forfeited. If the Participant is subsequently re-employed by the Company, no benefits forfeited hereunder shall be reinstated, and the Participant shall not be given credit for his prior Years of Service with the Company under any incentive deferred compensation agreement entered into upon such re-employment unless, and then only to the extent that, the Company determines otherwise in its sole discretion.

Notwithstanding the foregoing, the Participant shall always be 100% vested in the portion of his Accumulations attributable to his Deferral Value.

§3.2 Retirement Benefits. Upon retirement from the Company, the Participant shall be eligible to receive payment of the amounts credited to the Participant’s Accumulations as a monthly benefit payable for 60 months. The amount of this monthly benefit shall equal the amount necessary to amortize the Participant’s Accumulations in approximately equal monthly installments of principal plus actual earnings (or less actual losses) during the period of distribution or, subject to Section 409A of the Code, in the Company’s sole discretion, the monthly distributions may instead be computed based on the amortization of the Participant’s Accumulations as a monthly benefit payable for 60 substantially equal monthly installments computed using an interest rate declared by the Company in its sole discretion from time to time during such period of distribution. In the event the retirement benefits payable pursuant to this agreement are subject to taxation under the Federal Insurance Contributions Act, Federal Unemployment Tax Act or any similar present or future tax levied on employers for payments to employees, the amount payable hereunder shall be reduced by the Company’s share of any such tax payable with respect to the retirement benefits. The Participant must provide the Company at least 30 days advance written notice of his intention to retire and receive benefits hereunder. Payment of benefits shall begin on the first day of the second month following satisfaction of all requirements for a benefit hereunder, except in the case of a “Key Employee” (as defined in Section 409A of the Code). A Participant who is a Key Employee shall not be eligible to receive any benefits under this Plan until at least six months after the date such Participant otherwise would be eligible to receive such benefits under this section or section 3.5.

§3.3 Death Benefits. In the event of the death of the Participant while receiving benefit payments under any provision of this agreement, the Company shall pay the beneficiary or beneficiaries designated by the Participant the remaining payments due under this agreement in accordance with the method of distribution in effect to the Participant at the date of death. In the event of the death of the Participant prior to the commencement of the distribution of benefits under this agreement, the Company shall pay the vested portion of such benefits to the beneficiary or beneficiaries designated by the Participant, beginning as soon as practicable after the Participant’s death. Such benefits shall be paid as a monthly payment equal to the amount necessary to amortize the Participant’s Accumulations as a monthly benefit payable for 60 months, computed under one of the alternative methods provided for retirement benefits under §3.2, as selected, subject to Section 409A of the Code, by the Company in its sole discretion.

§3.4 Disability Benefits. Upon the Participant’s Total Disability as defined in §3.1 prior to satisfying the requirements for a retirement benefit under §3.2, the Participant shall be eligible to receive payment of the amounts credited to his Participant’s Accumulations as a monthly benefit commencing after six months of Total Disability and payable for 60 months. The amount of this monthly benefit shall equal the amount necessary to amortize the Participant’s Accumulations as a monthly benefit payable for 60 months, computed under one of the alternative methods provided for retirement benefits under §3.2, as selected, subject to Section 409A of the Code, by the Company in its sole discretion.

Disability shall be considered to have ended and entitlement to a disability benefit shall cease if the Participant (a) is reemployed by the Company, or (b) engages in any substantially gainful activity, except for such employment as is found by the Company in its sole discretion to be for the primary purpose of rehabilitation or not incompatible with a finding of total and permanent disability. If entitlement to a disability benefit ceases in accordance with the provisions of this paragraph, the Participant shall not be prevented from qualifying for a benefit under another provision of this agreement.

§3.5 Termination of Service for Other Reasons. If the Participant’s service for the Company terminates for any reason other than retirement in accordance with §3.2, death, or Total Disability, then the vested portion of the Participant’s Accumulations shall be paid, beginning as soon as administratively practicable, to the Participant as a monthly benefit payable for 60 months, computed under one of the alternative methods provided for retirement benefits under §3.2, as selected by the Company in its sole discretion.

§3.6 Payment Alternatives. In addition, the Company may alter the payment method in effect from time to time in its sole discretion as necessary or desirable to avoid the loss of a tax deduction under Code §162(m). The amount of monthly payments to be made over a period of time other than 60 months shall be computed under one of the methodologies applicable to the payment of benefits under this agreement in the normal form of distribution, as determined by the Company in its sole discretion, subject to Section 409A of the Code.

§3.7 Beneficiary Designation. The Participant shall designate one or more beneficiaries on a form to be supplied by the Company to receive any Accumulations payable in the event of his death. The Participant may change his beneficiary designation at any time (without the consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to the Company before his death. In the absence of a beneficiary designation, or in the event the designated beneficiary predeceases the Participant or cannot be located, any death benefits provided under this agreement shall be paid to the Participant’s estate.

ARTICLE IV—MISCELLANEOUS

§4.1 Right to Assets. Nothing contained in this agreement and no action taken pursuant to the provisions of this agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, any designated beneficiary, or any other person. If the Company elects to invest any funds in connection with this agreement, all such investments shall continue for all purposes to be a part of the general assets of the Company, and no person other than the Company shall by virtue of the provisions of this agreement have any interest in such funds. To the extent the Participant, any designated beneficiary, or any other person acquires a right to receive payments from the Company under this agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

§4.2 Assignment and Alienation Prohibited. Neither the Participant, his surviving spouse, nor other beneficiaries under this agreement shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, the Company’s liabilities hereunder shall forthwith cease and terminate.

§4.3 Revocation. This agreement shall continue in effect until revoked or terminated by the Company and, specifically shall continue in effect during any period when the Company, in the exercise of its discretion, decides that the Participant is not entitled to participate in any deferral or matching contributions to his Accumulations. This agreement may be amended or revoked at any time or times, in whole or in part, by the Company in its sole discretion. However, unless the parties agree otherwise, in the event of a modification or revocation, the Participant shall be entitled to the vested benefits, if any, that have accrued through the date of such amendment or revocation. Such benefits shall be payable at such times and in such amounts as are provided in this agreement, or, subject to Section 409A of the Code and applicable Treasury regulations, the Company may, in its sole discretion, elect to accelerate distribution and pay all vested amounts after this agreement terminates.

§4.4 Effect On Other Company Benefit Plans. Nothing contained in this agreement shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus, or other supplemental compensation or fringe benefit plan constituting a part of the Company’s existing or future compensation structure. Should the amount of the Participant’s benefits available under the Qualified Plan or any other tax-qualified pension plan be reduced in any year by reason of the Participant’s elective deferrals under this agreement, the Company will increase the Participant’s Accumulations hereunder to compensate for such reduction.

§4.5 Interpretation. The Board of Directors of the Company, or the Compensation Committee or the Chairman as its designee, shall have full power and authority to interpret, construe, and administer this agreement, and the interpretation and construction thereof and actions thereunder by the Board or its designee, including any valuation of the Participant’s Accumulations or the amount or recipient of the payments to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board of Directors nor any designee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this agreement, provided that the foregoing shall not relieve any person of liability for any action taken or omitted in bad faith. Whenever under this agreement monthly benefits may be payable in substantially equal monthly installments computed using an interest rate declared by the Company in its sole discretion from time to time during such period of distribution, the calculation of such monthly benefit payments shall be made under any method deemed reasonable by the Company, in its sole discretion, subject to Section 409A of the Code.

§4.6 Binding Effect. This agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns and the Participant and his heirs, executors, administrators, and legal representatives.

§4.7 Entire Agreement. This agreement and its exhibits, if any, represent and embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to this subject matter.

§4.8 Genders and Numbers. Whenever permitted by the context each pronoun shall include other genders or numbers.

§4.9 Captions. The captions at the beginnings of the several sections of this agreement are not part of the context of this agreement, but are merely labels to assist in locating those sections, and shall be ignored in construing this agreement.

§4.10 Applicable Law. State Auto Property & Casualty Insurance Company is a South Carolina corporation and has its principal executive offices in the State of Ohio. This agreement has been negotiated and executed in the State of Ohio and the parties hereby agree that the validity, meaning, and performance of this agreement are to be determined, governed, and enforced under the laws of the State of Ohio, except that any applicable conflict or choice of laws principles of Ohio law that would result in the application of the laws of any other state or jurisdiction to the validity, meaning, or performance of this agreement shall not apply.

§4.11 Tax Withholding. In addition to deductions, withholdings, or reductions under Sections 2.2 and/or 3.2, the Company (and any agent of the Company) is authorized to withhold from any payment under this agreement the amount of withholding taxes due, in the opinion of the Company, in respect of such payment and to take other action as may be necessary, in the opinion of the Company, to satisfy all obligations for the payment of such taxes. Any employee taxes due upon deferrals or upon vesting of matching amounts may be deducted, in accordance with Section 409A of the Code, from Participant’s Accumulations.

§4.12 Code Section 409A Amendments. Notwithstanding any provision to the contrary in this agreement or the Deferral Election Form, nothing shall restrict the Company’s right to amend this agreement, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A of the Code, even if such amendments reduce, restrict, or eliminate rights granted under this agreement before such amendments. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A of the Code, tax treatment of deferrals and matching amounts under this agreement is not warranted or guaranteed. Neither the Company, the Board, nor any delegatee shall be held liable for any taxes, penalties, interest, or other monetary amounts owed by any Participant, employee, or beneficiary as a result of the deferral or payment of any amounts under this agreement or as a result of the Company’s administration of amounts subject to this agreement.

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY:

By:

Title:

Participant: